UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ___)

BRENMILLER ENERGY LTD.

(Name of Issuer)

ORDINARY SHARES

(Title of Class of Securities)

M2R43K115

(CUSIP Number)

May 24, 2022

(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s)

Page 1 of 5 Pages

CUSIP No. M2R43K115	13G	Page 2 of 5 Pages

1.	NAMES OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Alpha Capital Anstalt

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a) ☐

(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Liechtenstein

5.	SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 1,541,480 Ordinary Shares (1)

6.	SHARED VOTING POWER – None

7.	SOLE DISPOSITIVE POWER – 1,541,480 Ordinary Shares (1)

8.	SHARED DISPOSITIVE POWER – None

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 1,541,480 Ordinary Shares (1)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒

The aggregate amount in Row 9 represents the maximum amount that Alpha Capital Anstalt can beneficially control under a contractually stipulated 9.99% ownership restriction. The full conversion and/or exercise of Alpha Capital Anstalt’s securities would exceed this restriction.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

9.99% (1)

12.	TYPE OF REPORTING PERSON

CO

(1)	Based on 15,430,234 Ordinary Shares issued and outstanding as reported on a Form F-1 filed with the Securities and Exchange Commission on April 21, 2022.

CUSIP No. M2R43K115	13G	Page 3 of 5 Pages

ITEM 1 (a) NAME OF ISSUER: Brenmiller Energy Ltd., an Israeli corporation

ITEM 1 (b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

13 Amal Street, 4th Floor, Park Afek, Rosh Maayin, 4809249, Israel

ITEM 2 (a) NAME OF PERSON FILING: Alpha Capital Anstalt

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Altenbach 8, FL-9490 Vaduz, Liechtenstein

ITEM 2 (c) CITIZENSHIP: Liechtenstein

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Ordinary Shares

ITEM 2 (e) CUSIP NUMBER: M2R43K115

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B): Not applicable

ITEM 4 OWNERSHIP

(a)	AMOUNT BENEFICIALLY OWNED: 1,541,480 Ordinary Shares (1)

(b)	PERCENT OF CLASS: 9.99% (1)

(c)	NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

(i)	SOLE POWER TO VOTE OR DIRECT THE VOTE

1,541,480 Ordinary Shares (1)

(ii)	SHARED POWER TO VOTE OR DIRECT THE VOTE

0 Shares

(iii)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

1,541,480 Ordinary Shares (1)

(iv)	SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

0 Shares

CUSIP No. M2R43K115	13G	Page 4 of 5 Pages

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

Not applicable

CUSIP No. M2R43K115	13G	Page 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 25, 2022
(Date)

/s/ Konrad Ackermann
(Signature)

Konrad Ackermann, Director
(Name/Title)